Exhibit 99.1

AppTech Payments Corp. Completes Acquisition of FinZeo

Carlsbad, Calif. – October 27, 2023 - AppTech Payments Corp. (NASDAQ: APCX), a pioneering Fintech company powering frictionless commerce between business to business and business to consumer, today announced that it completed its acquisition of Alliance Partners, LLC, owners of FinZeo, a software development company centered around the movement of money, nationally and globally.

FinZeo was founded in 2018 and is dedicated to delivering innovative payment and banking technology solutions for businesses of all sizes. By integrating the FinZeo platform, AppTech believes it can augment its technology offerings, furnishing users with cutting-edge tools accessible via online portals or through an API.

“This acquisition aligns seamlessly with AppTech's strategic initiatives, marking our steadfast commitment to investing in innovation and technology. We are resolute in our mission to foster revenue synergy and provide specialty payments for businesses and partners, while continuing to lead the way in the ever-evolving Fintech landscape,” said Luke D’Angelo, Chairman & CEO of AppTech Payments Corp. “With FinZeo fully integrated into our Commerse™ product suite, we trust the market will be highly receptive to our comprehensive PaaS and BaaS solutions. We welcome the FinZeo team to our company and look forward to executing on our commercialization strategy to ultimately generate value for our shareholders.”

Finzeo’s API enables AppTech to optimize integration with software providers and Independent Software Vendors (ISVs), facilitating rapid technology implementation. The onboarding process for ISVs will be streamlined with the support of video tutorials, a dedicated customer center, and a sandbox API environment. With the assimilation of FinZeo, AppTech advances into a Payment Facilitator (PayFac), propelling the company’s aggregation model.

To learn more about FinZeo, please visit www.finzeo.com.

About AppTech Payments Corp

AppTech Payments Corp. (NASDAQ: APCX) provides digital financial services for corporations, small and midsized enterprises (“SMEs”) and consumers through the Company’s scalable cloud-based platform architecture and infrastructure, coupled with our commerce experiences development and delivery model. AppTech maintains exclusive licensing and partnership agreements in addition to a full suite of patented technology capabilities. For more information, please visit www.apptechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will" and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company's control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Michael Kim/Brooks Hamilton

737-289-0835

APCX@mzgroup.us

AppTech Payments Corp.

760-707-5959

info@apptechcorp.com